UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 21, 2012 (May 21, 2012)

Commission file number 001-33606

VALIDUS HOLDINGS, LTD.

(Exact name of registrant as specified in its charter)

BERMUDA	98-0501001
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

29 Richmond Road, Pembroke, Bermuda HM 08

(Address of principal executive offices)

Registrant’s telephone number, including area code: (441) 278-9000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) and (e) On May 21, 2012, Validus Holdings, Ltd. (the “Company”) entered into a Third Amended and Restated Employment Agreement (the “Employment Agreement”) with Conan M. Ward. Under the terms of the Employment Agreement, Mr. Ward resigned from his positions as Executive Vice President of the Company and Chief Executive Officer of Validus Reinsurance, Ltd. and, effective May 21, 2012, will serve as Advisor to the Board of Directors of the Company until February 1, 2013 (the “Employment Period”). The term of the Employment Period is subject to early termination by the Company or by Mr. Ward.

During the Employment Period, Mr. Ward will receive a base salary of $618,000 per annum (the “Base Salary”), certain other employee benefits (including medical and life insurance and paid vacation) and reimbursement of certain expenses. Mr. Ward will also be entitled to receive an annual bonus for each of 2012 and 2013 equal to 150% of the Base Salary (the “Bonus Payments”). In addition, the restricted stock granted to Mr. Ward under the Validus Holdings, Ltd. 2005 Long-Term Incentive Plan will vest as scheduled in the Employment Agreement, provided that Mr. Ward complies with certain restrictive covenants referenced in the Employment Agreement.

Upon termination of the Employment Period for any reason, Mr. Ward will (i) continue to receive Base Salary and benefits through the date of termination, (ii) continue to vest in any shares of restricted stock of the Company granted to Mr. Ward through the date of termination and (iii) continue to receive reimbursement for all reimbursable expenses incurred by Mr. Ward prior to the date of termination. Mr. Ward’s entitlements under all other benefit plans and programs of the Company will be as determined thereunder. In addition, upon termination of the Employment Period for any reason on or prior to February 1, 2013, Mr. Ward will receive, as severance, subject to entering into a customary release, (a) a lump sum payment equal to the sum of (I) the Base Salary which Mr. Ward would otherwise have received had he remained employed by the Company through December 31, 2013, plus (II) the Bonus Payments, (b) medical and life insurance for a specified period and (c) and certain relocation expenses to the extent not previously paid.

For the six-month period following the Employment Period or through January 15, 2013, whichever is later, Mr. Ward has agreed not to compete with the Company or its subsidiaries or to solicit any customer, supplier, client, insured, reinsured, reinsurer, broker, licensee or other business relation of the Company or its subsidiaries, subject to certain provisions. For the one-year period following the Employment Period, Mr. Ward has agreed not to solicit any employees of the Company or its subsidiaries. Mr. Ward has also agreed to a customary release.

Mr. Ward will retain rights to indemnification from the Company by virtue of his new position and the benefits under any directors’ and officers’ liability insurance policy maintained by the Company.

The Employment Agreement is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference in its entirety into this Item 5.02(b) and (e). The foregoing summary is qualified in its entirety by reference to the Employment Agreement.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits. The following exhibit is filed herewith:

Exhibit	Description

Exhibit 10.1	Third Amended and Restated Employment Agreement, dated as of May 21, 2012, by and between Validus Holdings, Ltd. and Conan M. Ward

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 21, 2012

VALIDUS HOLDINGS, LTD.
(Registrant)

By:	/s/ Joseph E. (Jeff) Consolino
	Name:	Joseph E. (Jeff) Consolino
	Title:	President & Chief Financial Officer